EX - 11.1
                        Computation of Net Loss Per Common Share

                            NET LNNX INC.

       STATEMENT RE:  COMPUTATION OF NET LOSS PER COMMON SHARE



                                                  Year Ended        Year Ended
                                              December 31, 1998  December 31, 1997

Net Loss                                        $  215,415       $   698,704
Loss applicable to common stockholders          $  215,415       $   698,704

Total weighted average number of
  common shares and equivalents                  2,410,826         2,108,945

Net loss per common share                       $    (0.09)      $     (0.55)
